SPECIAL MEETING OF SHAREHOLDERS PRINCIPAL MIDCAP FUND, INC.
                             HELD DECEMBER 10, 1999

1.  Election of the Board of Directors.

                            For              Withheld

    Aschenbrenner        4,745,279            198,657
    Davis                4,746,303            197,633
    Eucher               4,748,312            195,624
    Ferguson             4,748,676            195,261
    Gilbert              4,748,696            195,240
    Griswell             4,739,764            204,173
    Kimball              4,750,508            193,429
    Lukavsky             4,742,194            201,742

2. Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         4,696,288           102,941               144,707

3.  Amendment of Management Agreement to:
    A. Provide transfer agency services through a separate agreement.

          In Favor            Opposed               Abstain

         4,478,868           236,297               228,771

    B. Clarify changes to delegation provision.

          In Favor            Opposed               Abstain

         4,526,140           148,427               219,370

4.  Approval of changes to fundamental investment restrictions regarding:
    D. Diversification.

         In Favor       Opposed      Abstain   Broker Non-Votes

        4,185,183       164,986      196,538       397,229